EXHIBIT 4.4

June 19, 1997

                         IT IS THE DIRECTION OF THIS COURT THAT THE SUCCESSFUL PARTY SERVE A FILED COPY OF THIS ORDER UPON ALL PARTIES TO THIS ACTION.
ROSENMAN & COLIN LLP
JEFF J. FRIEDMAN (JF-7661)
KEVIN T. FINGERET (KF-3547)
575 Madison Avenue
New York, New York  10022-2585
(212) 940-8800

ROSENMAN & COLIN
JEFF J. FRIEDMAN (JF-7661)
Suite 2600
1 Gateway Center
Newark, New Jersey  07102-5397
(201) 645-0572

Attorneys for Prins Recycling Corp.
            (f/k/a Ankap, Inc.)
          Prins Recycling Corp.
          Prins Recycling (Mass) Corp.
          Prins of Pennsylvania, Inc.
          Prins of Newark, Inc.
            d/b/a Recycling Systems, Inc.
          Prins Recycling (Maryland) Corp.
          Paper Chase Exchange, Inc.
          Basic Waste Systems, Inc.
          Prins of Newark II, Inc.,
            d/b/a P. Pepe & Sons, Inc.
          Vic Barick Paper Co., Inc.

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

------------------------------------------------------x
                                         :
In re                                    :   Chapter 11
                                         :
PRINS RECYCLING CORP., et al.            :   Case Nos. 96-26125 (WT)
                                         :   through 96-26134 (WT)
                    Debtors.             :
                                         :   Oral Argument requested
------------------------------------------------------x

  ORDER APPROVING DEBTOR'S MOTION PURSUANT TO SECTIONS 105, 327 AND 363 OF THE
   BANKRUPTCY CODE AUTHORIZING AND APPROVING: (A) A BREAK-UP FEE AND OVERBID MINIMUM WITH RESPECT TO THE PROSPECTIVE SALE OF THE DEBTORS' BUSINESSES TO KTI RECYCLING, INC., (B) AN AGREEMENT TO SELL THE ASSETS OF THE DEBTOR PAPER CHASE
EXCHANGE, INC. NO LATER THAN SEPTEMBER 16, 1997 FOR $2 MILLION SUBJECT TO HIGHER AND BETTER OFFERS IF THE SALE OF SUBSTANTIALLY ALL OF THE DEBTORS' ASSETS IS NOT
  CONSUMMATED THROUGH A PLAN OF REORGANIZATION BY SEPTEMBER 16, 1997, AND (C) A
        MANAGEMENT AGREEMENT BETWEEN THE DEBTORS AND KTI OPERATIONS, INC.


     Upon the Motion of the above-captioned debtors, as debtors and debtors-in-possession (the "Debtors"), pursuant to sections 105 and 363 of title 11 of the United States Code (the "Bankruptcy Code") for an order authorizing and approving: (a) a break-up fee, overbid minimum and no further solicitation provision with respect to the prospective sale of all or substantially all of the Debtors' businesses (the "All Facilities Sale") to KTI Recycling, Inc. (the "Buyer"), a wholly-owned subsidiary of KTI, Inc. ("KTI") pursuant to a plan of reorganization, (b) an agreement to sell the assets of the Debtor Paper Chase Exchange, Inc. pursuant to section 363(b) of the Bankruptcy Code no later than July 31, 1997 for $2 million subject to higher and better offers if the All Facilities Sale is not consummated through a plan of reorganization prior to July 25, 1997, (c) an Operation and Maintenance Agreement between the Debtors' and KTI Operations, Inc. ("Operations") pursuant to which Operations will manage the Debtors' businesses (the "Management Agreement"), all as more fully set forth in the certification of Clifford H. Straub, Jr., the Debtors' Chief Financial Officer, dated April 25, 1997 filed in support of the Motion (the "Certification"), the Term Sheet between the Debtors and KTI annexed to the Certification as Exhibit "A" (the "Term Sheet"), and the Management Agreement annexed to the certification as Exhibit "B"; and upon the affidavit of Nicholas Menonna, Jr., the Chief Executive Officer of Operations, pursuant to Bankruptcy Rule 2014(a), sworn to on April 24, 1997; and upon the Memorandum of Law, dated April 25, 1997 filed in support of the motion; and the Court having fixed May 13, 1997 at 2:00 p.m. as the date and time for a hearing on the Motion pursuant to its Order Shortening Time dated April 28, 1997 (the "Scheduling Order"); and notice having been given in accordance with the Scheduling Order which notice is hereby deemed good and sufficient; and an objection to the Motion having been interposed by the Creditors' Committee and a Response to the Motion having been filed by Ally Capital Corporation; and the hearing on the Motion having been adjourned to May 19, 1997 and thereafter to May 22, 1997; and, in an effort to resolve the Creditors' Committee's objection, the Creditors' Committee, the Buyer, PNC Bank, N.A. ("PNC") and the Debtors having negotiated certain modifications to the Term Sheet, which modifications are set forth in the Amended Term Sheet attached as Exhibit "A" hereto and executed by the Debtors, KTI, PNC and the Creditors' Committee (the "Amended Term Sheet") and which modifications were also set forth on the record and are beneficial to holders of general unsecured claims; and the Creditors' Committee, in consideration for the modifications to the Term Sheet having agreed that the treatment of PNC under a plan as contemplated by the Amended Term Sheet constitutes "impairment" pursuant to section 1124 of the Bankruptcy Code; and if Rosenman & Colin LLP agrees with the Creditors' Committee, subject to certain terms and conditions, to cap their total allowable fees and disbursements, PNC has agreed that in the event that it exercises its remedies as a secured creditor to sell its collateral securing the Debtors' obligations to PNC, and without limiting the Debtors' rights under applicable law, the sale of the Debtors' Facilities in Boston shall be sold by public auction conducted in a commercially reasonable manner; and upon the arguments of counsel and evidence adduced at the hearing conducted before the Court on May 22, 1997; and upon the record of such hearing; and after due deliberation, sufficient cause appearing therefor,

     IT IS ON THIS 12th day of June, 1997,

     ORDERED THAT:

     1.   The Motion be, and it hereby is, granted;

     2. The Break-Up Fee as such term is defined and explained in the Certification and paragraph 7 of the Amended Term Sheet, is hereby approved and shall be payable solely out the proceeds of a sale of Boston or Newark Facility assets to a party or parties other than the Buyer or KTI; provided, however, that in the event Buyer is entitled to a Break-Up Fee hereunder, Buyer shall submit reasonably detailed time and disbursement records evidencing the actual and necessary fees, costs and disbursements incurred to the Debtors, the Creditors' committee and PNC and such Break-Up Fee shall be paid unless an objection to the reasonableness of such fees and disbursements is filed within 10 days of the receipt of said records, in which event payment of the Break-Up Fee shall be withheld pending a hearing to be scheduled by the objector(s) or Buyer and further order of the Court;

     3. The Overbid Minimum as such term is defined and explained in the Certification and in paragraph 8 of the Amended Term Sheet, is hereby approved;

     4. The Debtor shall give notice of the opportunity for parties to bid for the Facilities, subject to the $300,000 Overbid Minimum by mailing within 10 days of the entry hereof a copy of this Order and the Amended Term Sheet to persons who have expressed interest in acquiring one or more of the Debtors' Facilities, and by promptly mailing this Order and the Amended Term Sheet to other interested parties who may express interest hereafter. The Debtors shall further provide (i) upon request by a party in interest, a form of asset purchase agreement to be used by a successful offeror, and (ii) upon request by a bona fide prospective offeror, reasonable access during normal business hours to conduct due diligence;

     5. Any party desiring to submit a proposal (an "Alternate Proposal") to acquire one or more of the Facilities (other than a proposal to acquire only the Chicago Facility which proposal shall be subject to Sections 8 - 11 hereof) for a purchase price at least $300,000 in excess of the $13,600,000 purchase price being paid by Buyer for the Facilities shall submit such proposal in writing to the counsel for the Debtors, the Creditors' Committee and PNC on or before 5:00 p.m. EDT on July 10, 1997 (the "July 10 Proposal Deadline"). Such Alternate Proposal shall include a provision for such party to acquire the Chicago Facility (as defined below) on the same or better financial terms than KTI, Inc. (as described in the Certification and below) in the event that a plan based on such party's Alternate Proposal is not timely confirmed, and, if such Alternate Proposal is other than entirely for cash and/or if subject to third party financing or if such party seeks modifications to the proposed form of asset purchase agreement (the "Form Asset Purchase Agreement") to be provided by the Debtors' upon the request of a party considering making an Alternate Proposal, such party shall submit with such Alternate Proposal information to enable the Debtors, PNC and the Creditors' Committee to evaluate any non-cash consideration and/or financing contingencies, together with any proposed changes to the Form Asset Purchase Agreement;

     6. If one or more Alternate Proposals are submitted by the July 10 Proposal Deadline, a hearing shall be held before the court on July 17, 1997 at 10:00 a.m. at the United States Bankruptcy Court, King Federal Bldg., 50 Walnut Street, Newark, NJ to consider such Alternate Proposal(s) and such higher or better offers as may be made by Buyer or a party making such an Alternate Proposal; provided that if an Alternate Proposal is accepted by the Court, the successful party shall be required to sign immediately the Form Asset Purchase Agreement, subject to only to changes agreed to by the Debtors', Creditors' Committee and PNC and deposit in escrow with the Debtors' counsel a down payment of $1,000,000 (by certified check or a letter of credit acceptable to the,Debtors', the Creditors' Committee and PNC and approved by them in advance of such hearing) which shall be forfeitable in accordance with the terms of Asset Purchase Agreement. Such successful party shall thereafter cooperate fully with the Debtors to negotiate, formulate and confirm a plan of reorganization based on such Alternate Proposal;

     7. Unless and until the Buyer and/or KTI advises the Debtors that they are no longer interested in acquiring the Debtors' assets (other than the Chicago Facility pursuant to the Chicago Guarantee (as such term is defined in the Certification)), or the Buyer and/or KTI breach their obligations and the Debtors exercise their right not to proceed with the transaction, the Debtors' shall not actively solicit further offers for their assets; provided, however,
(i) that nothing herein or in the Amended Term Sheet shall prohibit the Debtors' from responding and providing information, including due diligence information, to parties expressing interest in the Debtors' assets and from providing notice of any motions or hearings to such parties relating to the transactions with the Buyer and KTI, (ii) upon the request of any bona fide prospective offeror, the Debtors shall have an affirmative duty to provide access and information necessary for such offeror to perform due diligence, and (iii) that nothing herein shall prohibit the disposition of unnecessary assets in accordance with the provisions of the Amended Term Sheet,and the Bankruptcy Code; and

     8. In the event that the All Facilities Sale is not approved pursuant to a confirmed plan of reorganization in these cases by September 16, 1997, the Court shall hold a hearing on the later of (i) September 16, 1997 at 10:00 a.m. or (ii) following a decision of the Court to deny confirmation of a plan (the "Chicago Sale Hearing"), pursuant to which the assets comprising the Chicago Facility of Debtor Paper Chase Exchange, Inc. shall be sold to KTI, Inc. or its designee, for $2 million net to the estate with the consideration payable as provided in paragraph 3(a)(vii) of the Amended Term Sheet, subject to higher and better offers (but not subject to the $300,000 Overbid Minimum) to be considered at the Chicago Sale Hearing;

     9. The Debtors shall give notice of the Chicago Sale Hearing by mailing, within 10 days of the entry hereof a copy of this Order and the Amended Term Sheet to persons who have expressed interest in acquiring assets of the Debtors, including the Chicago Facility, and by promptly mailing this Order and the Term Sheet to other interested parties who may express interest hereafter. The Debtors shall further provide (i) upon request by a party in interest, a form of asset purchase agreement to be used by a successful offeror for the Chicago Facility, and (ii) upon request by a bona fide prospective offeror, reasonable access during normal business hours to conduct due diligence;

     10. Parties desiring to make a higher and better offer for the Chicago Facility (i.e., an offer which yields net proceeds to the estate of more than $2 million, after assumption or payment of all post-petition obligations and executory contract cure amounts), other than entirely for cash or which is subject to third party financing or where such party seeks modifications to the proposed form of asset purchase agreement, shall submit the proposed offer to the Debtors at least 10 days in advance of the Chicago Sale Hearing and shall submit therewith information to enable the Debtors and PNC to evaluate any non-cash consideration and/or financing contingencies, together with any proposed changes to the form of asset purchase agreement;

     11. The successful offeror for the Chicago Facility shall be required to deposit a down payment equal to $1 million in cash or cash equivalent acceptable to the Debtors and PNC and to close the sale within five business days, subject to a provision in the Court order approving the sale of the Chicago Facility that such offeror is entitled to the protections of section 363(m) of the Bankruptcy Code;

     12. Subject to execution of a definitive asset purchase agreement by Buyer and the Debtors consistent with the Amended Term Sheet and in form and substance reasonably acceptable to PNC, the Debtors and the Creditors' Committee, the Management Agreement is hereby approved in all respects; provided, however, that any Fixed Fee payable to Operations thereunder shall be payable by PNC if the All Facilities Sale to the Buyer contemplated by the Amended Term Sheet closes or a sale to a third party closes whereby the Debtors' obligations to PNC are paid in full, including principal and interest; and

     13. Entry into and performance under the Management Agreement by Operations shall impose on Operations only the duties, responsibilities and liabilities specified therein.

     14. All notices, proposals and objections provided for herein shall be served on (i) counsel for the Debtors, Rosenman a Colin LLP, 575 Madison Avenue, New York, NY 10022-2585 (Attn: Jeff J. Friedman, Esq.), (ii) counsel for the Creditors' Committee, Shanley & Fisher, P.C., 131 Madison Avenue, Morristown, NJ 07962-1979 (Attn: Robert K. Malone, Esq.), (iii) counsel for PNC, Sills Cummins, Zuckerman Radin Tischman Epstein & Gross, One Riverfront Plaza, Newark, NJ 07102 (Attn: Jack M. Zackin, Esq.), and (iv) counsel for KTI, Wasserman, Jurista & Stolz, 225 Millburn Avenue, Millburn, NJ 07041 (Attn: Steven Z. Jurista, Esq.).

                                       /s/ William F. Tuohey
                                   Hon.  William F. Tuohey
                                   United States Bankruptcy Judge